EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal 2016 Second Quarter Results

7.9% Revenue Increase and 19.5% Diluted Net Income Per Share Growth

HUNTINGTON BEACH, Calif., July 26, 2016 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ:BJRI) today reported financial results for its fiscal 2016 second quarter ended Tuesday, June 28, 2016, and announced that its Board of Directors has approved a $100 million increase to the Company’s share repurchase program.

Second Quarter 2016 Highlights Compared to Second Quarter 2015

  Total revenues grew 7.9% to $250.3 million
  Total restaurant operating weeks increased approximately 10%
  Comparable restaurant sales declined 0.2%
  Net income increased 10.9% to $13.8 million
  Diluted net income per share grew 19.5% to $0.56

“Our new restaurant growth, coupled with our successful efficiency initiatives, drove another quarter of record earnings,” commented Greg Trojan, President and CEO.  “Continued success from Project Q, our other ongoing cost savings initiatives and our ability to leverage fixed costs as we further expand our national footprint resulted in a 20 basis point year-over-year increase in operating income margin to 7.8% and healthy restaurant level operating margins of 20.6%.  As a result of the strong operating leverage in our model, combined with the impact of our share repurchases, our 7.9% rise in revenue enabled us to realize a 19.5% growth in diluted net income per share.”

“While industry-wide second quarter comparable restaurant sales were softer than anticipated, we outperformed the industry average.  We are addressing the current operating environment with several menu and marketing initiatives that are planned for the second half of this year.  These menu innovations include the recent additions to our ‘Loaded Burgers’ lineup, a Monday through Thursday daily ‘Brewhouse Special’ and several new items for our very successful ‘Enlightened Menu’ category.  These new ‘Enlighted Menu’ items will focus on today’s more popular ‘superfoods’ and will roll out in the fall.  Additional areas of focus aimed at growing sales over the balance of 2016 include increased engagement with our guests through our loyalty program and mobile app, and a revised marketing plan to introduce the BJ’s brand to guests in our newest markets while further elevating brand awareness in our existing markets.  Most importantly, we continue to drive sales by providing a higher quality, more differentiated casual dining experience for our guests.  We believe our team members’ relentless execution of every detail, during every shift, will support our goal of driving growth for the near and long-term.”

Development Update
In the second quarter of fiscal 2016, BJ’s opened three new restaurants in Pensacola, Florida; Lancaster, Pennsylvania; and Lexington, Kentucky, and to date in 2016, the Company has opened seven new restaurants.  Trojan added, “The majority of our fiscal 2016 restaurant openings are in newer markets in the mid-Atlantic, Ohio Valley and the Northeast, where we believe there is tremendous opportunity to grow our brand.  Our pipeline for new restaurants over the balance of 2016 is in excellent shape as we remain on track to open 18 to 19 new restaurants this year.  We expect to open a total of five new restaurants in the third quarter and up to seven new restaurants in the fourth quarter of fiscal 2016.  In addition, our development team is making great progress in building a solid pipeline for our fiscal 2017 and 2018 new restaurant openings.  With only 177 restaurants opened as of today, and estimated national capacity for at least 425 BJ’s restaurants, our prospects for near and long-term growth remain strong.”

Share Repurchase Program Update
BJ’s announced today that its Board of Directors has approved a $100 million expansion of the Company’s share repurchase program.  The expansion brings the total amount authorized under the share repurchase program to $350 million.   During the second quarter of 2016, the Company did not repurchase any shares and, with this $100 million increase to the plan, has $129.9 million available under the repurchase authorization. Since the Company’s first share repurchase authorization was approved in April 2014, BJ’s has repurchased and retired approximately 5.5 million shares at a cost of approximately $220.1 million.  “Reflecting our strong operating cash flow and solid balance sheet, we believe BJ’s is well positioned to continue executing our restaurant expansion plan, while simultaneously and opportunistically returning capital to shareholders,” commented Trojan.

Pursuant to the share repurchase authorization, purchases may be made from time to time through various methods in accordance with applicable securities laws, including open market transactions, block trades, accelerated share repurchases, privately negotiated transactions or otherwise, certain of which may be effected pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  The timing and actual amount of shares to be purchased will be subject to management’s evaluation of market conditions, applicable legal requirements, the Company’s ongoing evaluation of its capital position and capital requirements and other factors.  The Company is not obligated to purchase any additional shares under its expanded repurchase program, and repurchases may be suspended or discontinued at any time without prior notice.

Investor Conference Call and Webcast
BJ’s Restaurants, Inc. will conduct a conference call on its second quarter 2016 earnings release today, July 26, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  Senior management will discuss the financial results and host a question and answer session.  In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event.  Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. currently owns and operates 177 casual dining restaurants under the BJ’s Restaurant & Brewhouse®, BJ’s Restaurant & Brewery®, BJ’s Pizza & Grill® and BJ’s Grill® brand names.  BJ’s Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert.  Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience.  All restaurants feature BJ’s critically acclaimed proprietary craft beers, which are produced at several of the Company’s Restaurant & Brewery locations, its two brewpubs in Texas and by independent third party craft brewers.  The Company’s restaurants are located in the 23 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. Visit BJ’s Restaurants, Inc. on the Web at http://www.bjsrestaurants.com for locations and additional information.

Forward-Looking Statements Disclaimer
Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby.  Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods.  These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated.  Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increases in minimum wage and other employment related costs, including the Patient Protection and Affordable Care Act, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (vii) factors that impact California, where 62 of our current 177 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.  The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Second Quarter Ended				Six Months Ended
	June 28, 2016		June 30, 2015		June 28, 2016		June 30, 2015
Revenues	$250,328	100.0%	$232,013	100.0%	$493,729	100.0%	$457,082	100.0%
Costs and expenses:
Cost of sales	62,569	25.0	57,059	24.6	123,209	25.0	113,230	24.8
Labor and benefits	85,981	34.3	78,796	34.0	170,759	34.6	158,491	34.7
Occupancy and operating	50,144	20.0	47,677	20.5	99,217	20.1	94,267	20.6
General and administrative	13,767	5.5	13,585	5.9	28,129	5.7	27,078	5.9
Depreciation and amortization	16,040	6.4	14,554	6.3	31,638	6.4	28,915	6.3
Restaurant opening	1,559	0.6	2,120	0.9	2,998	0.6	3,404	0.7
Loss on disposal of assets and impairments	707	0.3	641	0.3	1,456	0.3	1,024	0.2
Legal and other settlements	-	-	-	-	369	0.1	-	-
Total costs and expenses	230,767	92.2	214,432	92.4	457,775	92.7	426,409	93.3
Income from operations	19,561	7.8	17,581	7.6	35,954	7.3	30,673	6.7

Other income:
Interest (expense) income, net	(369)	(0.1)	(268)	(0.1)	(756)	(0.2)	(509)	(0.1)
Other income, net	38	-	145	0.1	435	0.1	481	0.1
Total other income	(331)	(0.1)	(123)	(0.1)	(321)	(0.1)	(28)	-
Income before income taxes	19,230	7.7	17,458	7.5	35,633	7.2	30,645	6.7

Income tax expense	5,441	2.2	5,020	2.2	10,200	2.1	8,592	1.9

Net income	$13,789	5.5%	$12,438	5.4%	$25,433	5.2%	$22,053	4.8%

Net income per share:
Basic	$0.57		$0.48		$1.05		$0.84
Diluted	$0.56		$0.47		$1.03		$0.83

Weighted average number of shares outstanding:
Basic	24,146		25,969		24,212		26,140
Diluted	24,574		26,498		24,638		26,711

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	June 28, 2016 (unaudited)	December 29, 2015 (audited)
Cash and cash equivalents	$22,930	$34,604
Total assets	$679,956	$681,665
Total debt	$91,000	$100,500
Shareholders’ equity	$322,017	$316,483

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Second Quarter Ended				Six Months Ended
	June 28, 2016		June 30, 2015		June 28, 2016		June 30, 2015
Stock-based compensation (1)
Labor and benefits	$505	0.3%	$224	0.1%	$908	0.2%	$562	0.1%
General and administrative	1,051	0.5	1,045	0.5	2,198	0.4	1,966	0.4
Total stock-based compensation	$1,556	0.8%	$1,269	0.6%	$3,106	0.6%	$2,528	0.5%

Operating Data
Comparable restaurant sales % change	(0.2%)		0.5%		0.2%		1.8%
Restaurants opened during period	3		5		7		7
Restaurants open at period-end	177		163		177		163
Restaurant operating weeks	2,276		2,076		4,507		4,120

(1) Percentages represent percent of total revenues.

Supplemental Financial Information

The Company uses restaurant level operating margin to help analyze the performance of its core business.  Restaurant level operating margin for the second quarter and six months ended June 28, 2016 and June 30, 2015, is calculated based on GAAP financial measures as set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	Second Quarter Ended				Six Months Ended
	June 28, 2016		June 30, 2015		June 28, 2016		June 30, 2015
Revenues	$250,328	100.0%	$232,013	100.0%	$493,729	100.0%	$457,081	100.0%
Cost of sales	62,569	25.0	57,059	24.6	123,209	25.0	113,230	24.8
Labor and benefits	85,981	34.3	78,796	34.0	170,759	34.6	158,491	34.7
Occupancy and operating	50,144	20.0	47,677	20.5	99,217	20.1	94,267	20.6
Restaurant level operating margin	$51,634	20.6%	$48,481	20.9%	$100,544	20.4%	$91,093	19.9%

Percentages above represent percent of total revenues and may not reconcile due to rounding.